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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the use in this Registration Statement on Form S-4 of our report dated September 27, 2004 except for Note 1 as to which the date is February 18, 2005, relating to the consolidated financial statements of PAHC Holdings Corporation, which appears in such Registration Statement. We also consent to the use of our reports dated January 10, 2005 relating to the consolidated financial statements of Philipp Brothers Netherlands I B.V. and the financial statements of Phibro Animal Health SA (Belgium), which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Summary Historical and Unaudited Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, NJ
April 13, 2005